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                                                                    EXHIBIT 10.7

                          FORM OF EMPLOYMENT AGREEMENT


            THIS EMPLOYMENT AGREEMENT, dated as of __________, 1997, by and between American Real Estate Investment Corporation, a Maryland corporation (the "Company") and David F. McBride ("Executive"), recites and provides as follows:

                              W I T N E S S E T H:

            WHEREAS, the Company is a self-administered Maryland corporation, which owns, acquires, develops and leases office and industrial properties;

            WHEREAS, the Company desires to employ Executive to devote a significant portion of his time (as hereinafter defined) to the business of the Company, including, without limitation, the operation and management of the Company and the Properties, and to serve as the Chairman of the Board of the Company; and

            WHEREAS, Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

            NOW, THEREFORE, IN CONSIDERATION of the mutual covenants, promises and obligations of the parties provided for in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            A. DEFINITIONS.

            For purposes of this Agreement, the following terms shall have the following meanings (applicable to both the singular and plural forms of the terms defined):

            1. "Acquisition of Office or Industrial Property" means engaging in the activity of soliciting, seeking to acquire, obtaining an option or first right of refusal to acquire, or acquiring, any interest in an Office or Industrial Property or in real property planned for development as an Office or Industrial Property.

            2. "Affiliate" means (i) any person directly or indirectly controlling, controlled by, or under common control with such other person, (ii) any executive officer, director, trustee or general partner of such other person, and (iii) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term "person" means and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity.

            3. "Closing Date" means ________, 1997.

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            4. "Competitive Activity" means engaging in directly, through an
Affiliate, or being employed by any entity undertaking, or otherwise undertaking to do any of the following: (i) Acquisition of Office or Industrial Property,
(ii) Office or Industrial Property Ownership or Leasing, (iii) Office or Industrial Property Construction, (iv) Office or Industrial Property Entitlements, (v) Speculation, or (vi) Office or Industrial Property Management and Operation.

            5. "Employment Term" means the Initial Term, as herein defined, and the successive annual renewals of this Agreement until terminated. The initial term of Executive's employment hereunder (the "Initial Term") shall be for a period of three years, commencing on the Closing Date and continuing until the third anniversary of the Closing Date, unless terminated earlier as provided herein. After the third anniversary of the Closing Date, the term shall be automatically renewed for successive one year periods unless otherwise terminated as provided herein.

            6. "Good Reason" shall mean the occurrence, without Executive's express written consent, of any one or more of the following events:

                  (a) the removal or suspension from office without cause of Executive or failure without cause to elect or appoint Executive as Chairman of the Board of the Company throughout the Employment Term;

                  (b) any substantial alteration, including any material diminution, in the nature or status of Executive's responsibilities as Chairman of the Board, which substantial alteration is not remedied or cured forthwith following Executive's notification to the Company;

                  (c) the assignment of any duties which are in any significant respect inconsistent with Executive's status as Chairman of the Board of the Company, which inconsistent assignment is not remedied or cured forthwith following Executive's notification to the Company; and

                  (d) the failure of Executive for any reason other than cause to be a member of the Board of Directors of the Company.

            7. "Independent Director" shall mean a member of the Board of Directors of the Company who is defined as an "Independent Director" in the Amended and Restated Articles of Incorporation of the Company, which is attached as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (File No. 333-_____), as filed with the Securities and Exchange Commission, as amended.

            8. "Involuntary Termination" means the breach by the Company of any material provision of this Agreement and such breach continues for a period of 14 days after the Independent Directors on the Company's Board of Directors receive written notice of such breach.


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            9. "Noncompetition Period" means the period beginning the later of the date of the termination of the Employment Term, for whatever reason, and the date on which Executive ceases to be a member of the Board of Directors of the Company and ending one year from the date of termination.

            10. "Office or Industrial Property" means any Property that is used in whole or in part for office or industrial space or office or industrial related purposes, whether in fee or leasehold, together with all improvements and fixtures now or hereafter located thereon, all rights, privileges and easements appurtenant thereto, and all tangible and intangible personal property used in connection therewith.

            11. "Office or Industrial Property Construction" means the construction, renovation or repair of improvements on an Office or Industrial Property by Executive or an Affiliate of Executive.

            12. "Office or Industrial Property Entitlements" means engaging in the process by which a person with an interest in an Office or Industrial Property obtains necessary or desirable governmental approvals, licenses, permits, entitlements or agreements for the commencement of Office or Industrial Property Construction.

            13. "Office or Industrial Property Management and Operation" means engaging in directly or through an Affiliate, or being employed by any entity undertaking, or otherwise undertaking the day-to-day management and operation of an Office or Industrial Property, whether pursuant to a master lease, management agreement or any other arrangement.

            14. "Property" means any real property or any interest therein.

            15. "Speculation" means engaging in the activity of soliciting, seeking to acquire, obtaining an option or a first right of refusal to acquire, or acquiring, any interest in a Office or Industrial Property with the intention at any time of acquiring (or obtaining an option or a first right of refusal to acquire) or holding an Office or Industrial Property for subsequent sale or other transfer to any person for purposes of Competitive Activity.

            16. "Termination Without Cause" means the termination of Executive's employment (i) by the Company for any reason other than Termination With Cause,
(ii) by the Executive for Good Reason, or (iii) by Executive's Voluntary Termination.

            17. "Termination With Cause" means the termination of Executive's employment by act of the Board of Directors for any of the following reasons:

                  (a) any material breach of this Agreement, consisting of any repeated gross or willful refusal, failure or neglect by Executive in connection with the performance of his duties and fulfillment of his obligations under this Agreement;


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                  (b) conduct by Executive that would result in material injury to the reputation of the Company if he were retained in his position with the Company, including conviction of a felony under the laws of the United States or any State thereof, or of an equivalent crime under the laws of any other jurisdiction, bankruptcy, insolvency or general assignment for the benefit of his creditors;

                  (c) any failure to comply substantially with any written rules, regulations, policies or procedures of the Company, if such non-compliance could be expected to have a material and adverse effect on the Company's business and which has not been cured after reasonable notice; or

                  (d) any willful failure to comply with the Company's internal policies regarding insider trading or insider dealing which has not been cured after reasonable notice.

            18. "Voluntary Termination" means Executive's voluntary termination of his employment hereunder (which does not include termination for Good Reason), which may be effected by Executive's giving the Company's Board of Directors 60 days' written notice of Executive's desire to terminate his employment.

            B. THE EMPLOYMENT RELATIONSHIP.

            1. Employment. The Company shall employ Executive, and Executive agrees to be so employed, in the capacity of Chairman of the Board of the Company to serve for the Employment Term, subject to earlier termination as herein provided.

            2. Services. Executive shall devote a significant portion of his time, attention and effort to the Company's affairs. Specifically, Executive shall have management authority and responsibility with respect to the long-term management of the Company and its Office and Industrial Properties, as well as implementation of the growth strategy of the Company, consistent with directions from the Company's Board of Directors. Executive shall have full authority and responsibility, subject to the general direction, approval and control of the Company's Board of Directors for formulating policies and administering the Company and its Properties. He shall have the authority to hire and fire non-executive Company personnel, to retain consultants when he deems necessary to implement the Company's policies, to execute contracts on behalf of the Company in the ordinary course of business and to negotiate for and cause the Company to acquire new Properties at the direction of the Board of Directors of the Company. As used herein, "a significant portion of his time, attention and effort" shall mean substantially all of Executive's working time devoted to business activities. Notwithstanding the foregoing, (i) Executive is a director of certain other McBride family real estate-related companies and he may continue to be a director of such companies; and (ii) Executive may spend a portion of his time (which time will not interfere with his duties under this Agreement) on the sale, management and/or leasing of certain currently-owned McBride land and properties which are not owned by the Company.


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            3. Compensation. (a) The Company initially shall pay Executive for his services an annual base salary of $200,000, subject to any increases in base compensation as approved by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

            (b) Executive shall be entitled to full and complete participation in the Company's Salary Reduction and Other Elective Simplified Employee Pension-Individual Retirement Account Contribution Agreement as documented on Form 5305A-SEP.

            (c) In addition, the Company may from time to time pay Executive such compensation or benefits as the Compensation Committee of the Board of Directors may, in its discretion, award to Executive under any compensation, bonus, stock purchase, stock option, profits sharing or other employee benefit plan that may hereafter be adopted (any such compensation is referred to as "Incentive Compensation"). Executive's Incentive Compensation will be consistent with executive Incentive Compensation paid to executives in comparable positions at other real estate investment trusts in the Company's peer group. In the event of a Termination Without Cause, to the extent that Executive has options which have not vested at such time and which would have vested at the next option vesting date but for such termination ("Current Unvested Options"), then an amount of Current Unvested Options will vest upon such termination equal to the following: the total Current Unvested Options multiplied by a fraction of which the numerator equals the number of days elapsed from the previous option vesting date up to and including the date of termination and the denominator equals the total number of days between option vesting dates.

            4. Benefits. The Company agrees to provide Executive with the following benefits during the Term of this Agreement:

                  (a) Vacation. Executive shall be entitled each year to a paid vacation in accordance with the practices of the Company as constituted by the Board of Directors of the Company.

                  (b) Employee Benefits. Executive shall be entitled to all rights, benefits and privileges to which other management level employees of the Company are entitled, including, but not limited to, any retirement, pension, profitsharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted by the Company.

            5. Expenses. The Company recognizes that Executive will have to incur certain out-of-pocket expenses, including, but not limited to, travel expenses, related to his services and the Company's business, and the Company agrees to reimburse Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses.

            6. Termination in Case of Death or Disability. In case of Executive's death


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or permanent disability (defined as complete physical or mental inability, confirmed by a licensed physician, to perform substantially all of the services described herein that continues for a period of 180 consecutive days), the Company may elect to terminate Executive pursuant to the terms of Section B, Paragraph 8 hereof.

            7. Termination With Cause; Voluntary Termination. The Company may terminate this Agreement upon a determination that an event has occurred within the definition of Termination With Cause; provided, however, in the case of a Termination With Cause based upon clauses (a) or (b) of such definition, the Company shall provide Executive written notice of such grounds for termination, and Executive shall have a period of 14 days to cure such cause to the reasonable satisfaction of the Company's Board of Directors. If Executive shall suffer Termination With Cause or shall cease being an employee of the Company on account of a Voluntary Termination, then Executive shall not be entitled to any compensation after the effective date of such Voluntary Termination or Termination With Cause (except compensation accrued but unpaid on the date of such event). Any continued rights and benefits Executive may have under employee benefit plans and programs of the Company upon such a termination, if any, shall be determined in accordance with the terms of such plans and programs; provided, however, that Executive, including his immediate family, shall be able to continue to participate in the Company's medical/health insurance or coverage program with the same level of benefits as he was entitled to receive immediately prior to the time of termination, for up to 18 months following termination, but Executive shall bear all costs of such medical/health insurance or coverage.

            8. Death or Disability; Termination Without Cause; or Involuntary Termination. If Executive shall suffer a death, disability, Involuntary Termination or a Termination Without Cause, then the Company shall pay Executive cash compensation in a lump sum equal to (x) Executive's base salary (based on Executive's base salary at the time of such death, disability or termination) plus the prior year's bonus, times (y) the longer of one year or the remainder of the Employment Term; and the Company shall continue to provide, for the longer of one year or the remainder of the Employment Term, Executive (or his family in the case of his death) with the level of health/medical insurance or coverage provided to Executive at the time of such death, disability or termination. Any continued rights and benefits that Executive, or Executive's estate or other legal representatives, may have under employee benefit plans and programs of the Company upon such death, disability or termination shall be determined in accordance with the terms and provisions of such plans and programs.

            9. Indemnification. The Company agrees that for the Employment Term, provisions of the Company's bylaws regarding indemnification and advancement of expenses of officers and directors shall not be amended to adversely effect Executive nor shall the Company's articles of incorporation be amended to adversely effect Executive's rights with respect to limitation of liability, indemnification or advancement of expenses.


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            C. AGREEMENT NOT TO COMPETE

            Except as explicitly provided herein, Executive agrees, for the entire Employment Term and Noncompetition Period, to the following covenants, effective within the United States:

            1. Competitive Activity Restriction. Executive, personally or through any Affiliate of Executive, shall not conduct any Competitive Activity other than through the Company (and through those companies described in Section B.2), unless a majority of the Company's Board of Directors, which majority must include a majority of the Independent Directors, have determined that such Competitive Activity will not have a material adverse effect on the business or operations of the Company. Notwithstanding any other provision of this Agreement, Executive agrees that, during the time he is employed by the Company, Executive shall present to the Company all opportunities that arise to engage in Competitive Activities.

            2. No Beneficial Ownership. Executive shall not beneficially own directly or indirectly any beneficial interest in any entity engaged in any Competitive Activity other than the Company (and those companies described in Section B.2), except for any interest in a company traded on a nationally recognized public securities exchange (including The Nasdaq National Market), provided such interest does not exceed 5% of the outstanding capital stock of such company.

            3. Loans. Executive shall not directly or indirectly make any loan to, or hold any note evidencing a loan from, any entity engaged in any Competitive Activity.

            4. Competitive Entity. Executive shall not be a director or trustee, officer, or employee of, or consultant to (whether for compensation or not) any entity engaged in any Competitive Activity, other than those described in Section B.2.

            5. Notification to Independent Directors. If Executive or any Affiliate of Executive desires to engage in any Competitive Activity, Executive shall describe fully the proposed activity in a written notice (the "Disclosure Notice") to the Company and the Independent Directors. A Disclosure Notice shall only pertain to a specific proposed project and the referenced proposed project shall be described therein with specificity as to timing, location, scope and the extent of Executive's involvement, financially and in terms of his time commitment. A Disclosure Notice may not request approval for any conceptual or non-project specific activity or for any activity that is prohibited by this Agreement.

            6. No Solicitation. Notwithstanding any other provision of this Agreement, for a period of one year after the Noncompetition Period, Executive shall not directly or indirectly (i) solicit any existing client of the Company or any potential client of the Company whom the Company was actively soliciting during the time of Executive's directorship, (ii) hire, solicit or otherwise encourage any employee or independent contractor of the Company to leave the employment of, or terminate any contractual relationship with, the Company or
(iii) otherwise interfere with, disrupt or attempt to disrupt the relationships, contractual or otherwise, between the Company and its employees or independent contractors or solicit or encourage any


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employee or independent contractor of the Company to engage in any Competitive
Activity.

            D. MISCELLANEOUS PROVISIONS.

            1. Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and when (i) deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

            To the Company:       American Real Estate Investment Corporation
                                  1670 Broadway, Suite 3350
                                  Denver, CO 80202
                                  (303) 869-4700

            To Executive:         David F. McBride
                                  [Address]

                                  Phone (   )    -

            2. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by written instrument signed by or on behalf of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

            3. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

            4. Assignment. Executive acknowledges that his services are unique and personal. Executive may not assign his rights or delegate his duties or obligations under this Agreement except (a) his rights to compensation and benefits hereunder may be transferred by will or operation of law and (b) his rights under employee benefit plans or programs described in Section B, Paragraph 4(b) may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. Executive's rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon Executive's heirs and personal representatives.

            5. Titles and Headings. Titles and headings to sections and paragraphs in this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall


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constitute one and the same instrument.

            7. Amendments. No amendment, modification or supplement to this Agreement shall be binding on any of the parties hereto unless it is in writing and signed by the parties in interest at the time of the modification, and further provided any such modification is approved by a majority of the Independent Directors.

            8. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Agreement.

            9. Maximum Legal Enforceability; Time of Essence. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party to this Agreement, each party hereto acknowledges that damages would not be an adequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable. Time shall be of the essence as to each and every provision of this Agreement.

            10. Specific Performance. Executive acknowledges that the obligations undertaken by him pursuant to this Agreement are unique and that the Company will not have an adequate remedy at law if he shall fail to perform any of his obligations hereunder, and Executive therefore confirms that the Company's right to specific performance of the terms of this Agreement is essential to protect the rights, interest and goodwill of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Executive. Executive acknowledges that the Company will have the right to have the provisions of this Agreement enforced in any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Agreement would cause irreparable injury to the Company and its business and that money damages would not provide an adequate remedy to the Company.

            11. Operations of Affiliated Parties. Executive agrees that he will refrain from authorizing any Affiliate to perform any activities that would be prohibited by the terms of this Agreement if they were performed by him. Notwithstanding anything to the contrary contained in this Agreement, Executive shall not be required by the terms of this Agreement to violate any fiduciary duty existing on the date hereof that he owes to a third party.

            12. Further Assurances. The parties to this Agreement will execute and


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deliver or cause the execution and delivery of such further instruments and documents and will take such other actions as any other party to the Agreement may reasonably request in order to effectuate the purpose of this Agreement and to carry out the terms hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                    EXECUTIVE


                                    ------------------------------------



                                    THE COMPANY

                                    AMERICAN REAL ESTATE INVESTMENT
                                     CORPORATION


                                    By:
                                       ------------------------------------
                                          Name:
                                          Title:




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